UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 27, 2013
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Harsco Corporation
(Exact name of registrant as specified in its charter)

DE	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   717-763-7064

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2013, Harsco Corporation (the “Company”) entered into a Retention and Severance Agreement (the “Retention and Severance Agreement”) with Mark Kimmel, the Company’s Senior Vice President and President of Harsco Infrastructure. The Retention and Severance Agreement provides Mr. Kimmel with certain rights and entitlements upon the consummation of the anticipated disposition of the Company's Infrastructure division into a joint venture with Clayton, Dubilier & Rice (the “Transaction”), as previously described in the Company’s Current Report on Form 8-K filed September 16, 2013.

Subject to his continued employment with the Company through the consummation of the Transaction, upon consummation of the Transaction Mr. Kimmel will be entitled to receive the following:

•	a retention bonus of $550,000;

•
an additional transaction bonus of $100,000 if certain performance goals established for the Harsco Infrastructure division for 2013 have been achieved, either through the date of the Transaction (if the Transaction is consummated prior to December 31, 2013) or for all of 2013 (if the Transaction is consummated on or after December 31, 2013);

•
payment of any incentive award to which he would otherwise be entitled pursuant to the Company’s 2013 Annual Incentive Plan, either (i) on a pro-rata basis (based upon performance through the consummation of the Transaction) if the Transaction is consummated prior to December 31, 2013 or (ii) full payment (based upon performance for all of 2013) if the Transaction is consummated on or after December 31, 2013;

•	accelerated vesting of a pro-rata portion of his outstanding stock options;

•
to the extent the time-based awards granted to him under the 2011 Long-Term Incentive Plan remain unvested, a cash payment equal to the value of such time-based awards he would have received had such awards vested as of December 31, 2013 (and such unvested awards shall be forfeited);

•
to the extent the performance-based awards granted to him under the 2011 Long-Term Incentive Plan remain unvested, a cash payment equal to the value of such performance-based awards, if any, he would have received had a pro-rata portion of such awards vested as of the consummation of the Transaction based upon actual performance through December 31, 2013 (and such unvested awards shall be forfeited); and

•	accelerated vesting of a pro-rata portion of the unvested restricted stock units and unvested stock appreciation rights granted to him under the 2012 and 2013 Long-Term Incentive Plans.

Other than as described above, all of Mr. Kimmel’s unvested stock options, restricted stock units and stock appreciation rights will be forfeited upon consummation of the Transaction.

In addition, in the event Mr. Kimmel’s employment is terminated by the Company without Cause or he terminates his employment with the Company for Good Reason within twelve months following the consummation of the Transaction, he will generally be entitled to receive (i) an aggregate amount equal to the sum of (x) 150% of his annual base salary and (y) 150% of his annual target incentive opportunity, such amount to be paid in monthly installments over a period of 18 months, provided that such payments shall cease as of the end of the month in which Mr. Kimmel commences full time employment in a comparable position (which generally includes any position with target total direct compensation equal to at least 75% of his current compensation); (ii) a lump sum cash payment equal to $40,000; and (iii) outplacement services in an amount not to exceed $7,500. For purposes of the Retention and Severance Agreement, the terms “Cause” and "Good Reason" have the meanings given to them in the Harsco Infrastructure Executive Retention Plan.

Provided the Transaction is consummated, the Company currently intends that Mr. Kimmel will be terminated by the Company without Cause on or prior to February 28, 2014, entitling him to the severance payments and benefits described above.

In consideration of the payments and benefits provided under the Retention and Severance Agreement, Mr. Kimmel is subject to certain non-disparagement and confidentiality provisions as well as restrictions preventing him from soliciting the employees of the Company for a period of 18 months after his termination. Each of the transaction payments and the severance payments are also contingent upon Mr. Kimmel’s agreeing to (and not revoking) a general release of claims against the Company. Mr. Kimmel also continues to remain subject to other restrictive covenants in accordance with the Company’s plans, agreements and policies.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date:	October 31, 2013	By:	/s/ A. Verona Dorch
A. Verona Dorch
Vice President and General Counsel